UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2013

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WESTFIELD FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-16767	73-1627673
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 Elm Street
Westfield, Massachusetts 01085
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (413) 568-1911

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2013, the Board of Directors (the “Board”) of Westfield Financial, Inc. (the “Company”) increased the size of the Board from 12 persons to 14 persons and elected Kevin M. Sweeney and Christo A. Tapases as members of the Board, effective immediately.  Messrs. Sweeney and Tapases will hold office on the Board until the Company’s 2013 annual meeting of shareholders or until his successor is elected and qualified.

There are no arrangements or understandings pursuant to which Messrs. Sweeney or Tapases were appointed as directors and there are no related party transactions between the Company and Messrs. Sweeney or Tapases.

For service as non-employee directors on the Board, Messrs. Sweeney and Tapases will receive a fee of $1,000 for attendance at each Board meeting. At this time, Messrs. Sweeney and Tapases have not been appointed to any standing committees. Upon appointment, if applicable, Messrs. Sweeney and Tapases will be eligible to receive a per meeting fee of $700 for the Audit Committee, $300 for the Compensation Committee and $300 for the Nominating and Corporate Governance Committee. Additionally, Messrs. Sweeney and Tapases may elect to defer all or a portion of their fees pursuant to the Westfield Bank Directors’ Deferred Compensation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTFIELD FINANCIAL, INC.

		By:	/s/ Leo R. Sagan, Jr.
Leo R. Sagan, Jr.
Chief Financial Officer

Dated:	February 4, 2013